Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clearwater Paper Corporation:

We consent to the use of our report dated November 6, 2008, with respect to the combined balance sheets of the Business (Pulp and Paperboard Segment, Consumer Products Segment, and the Lewiston, Idaho, Lumber Manufacturing Facilities of Potlatch Corporation) as of December 31, 2007 and 2006, and the related combined statements of operations, cash flows and Parent’s equity for each of the years in the three-year period ended December 31, 2007, incorporated herein by reference.

Our report dated November 6, 2008 on the combined financial statements described above contains an explanatory paragraph that states that the Business adopted Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and an explanatory paragraph that states that the combined financial statements referred to above have been adjusted to retrospectively apply the impacts resulting from a change in planned capital structure.

/s/ KPMG LLP

Seattle, Washington

December 12, 2008